Exhibit 10-P-7

World Headquarters, Room 538 One American Road Dearborn, MI 48126-2798
DATE

Mr./Ms. [Name]:

Pursuant to the Ford Motor Company’s (Ford or the Company) Long-Term Incentive Plan (LTIP Plan), the Compensation Committee approved a grant of [ ] restricted shares effective [Date]. Accordingly, restricted shares of Ford Common Stock* have been credited to a book entry account in your name at Computershare.

These shares are restricted from sale, transfer, or other disposition until [one/two/three/four/five] year/s from the date of grant on [Date]. At that time, the restrictions will be lifted and, as soon as practicable thereafter, an appropriate number of shares will be withheld to cover any tax liability on the value of the grant at that time.

Alternatively, in the U.S., you have the option now to make a "Section 83(b) Election". This election allows you to include the value of the grant in your current earnings and pay taxes now on the value as compensation. However, future appreciation on the grant would be taxed as capital gains. If you choose to make this election, a written confirmation of the election and your tax payment to the Company must be provided to the Company by [Date]. You should consult with your tax advisor if you would like to make this election. To obtain a form for this election and arrange for the tax payments, please contact [Name] at [Phone Number].

During the restriction period, you are the stockholder of record of the shares and are entitled to vote the shares.

If approved by the Board of Directors, quarterly dividend payments will be paid in cash by Computershare. Unless you have made a "Section 83(b) Election, the Company will report quarterly dividends paid during the restriction period as income on a Form W-2. In the event you would like to change the election on your account, please contact Computershare. Attached is a document with Computershare's contact information.

Your Restricted Stock grant is made under Ford’s Long-Term Incentive Plan and is subject to its terms and conditions. If you have further questions regarding your award, please contact [Name] at [Phone Number].

Your continued leadership is greatly appreciated and is essential to the success of achieving critical Company priorities.

Regards,

[Name]

Attachment

The Fair Market Value of Ford Common Stock on [Date] was $[XX.XX]/share.

Attachment
RESTRICTED STOCK AWARD

What is Restricted Stock?
Shares of Restricted Stock are actual shares of Ford Common Stock that are subject to restrictions on the sale and transfer of the stock for a certain period of time as detailed in your award letter. The stock will be registered in your name and held in a book entry account at Computershare Trust Company, N.A., the Company's transfer agent. You will have all rights and privileges of a stockholder during the restriction period, including the right to vote the Restricted Stock and the right to receive dividends if approved by the Board of Directors. The Restricted Stock cannot be sold, transferred, assigned, pledged, or otherwise encumbered during the restriction period.

Will I receive dividends on my Restricted Stock?
Under the terms of this program, any dividends will be paid in cash and sent to you by Computershare, unless you contact Computershare and request dividend reinvestment.

What about Taxes?
The shares of Restricted Stock will not be recognized as taxable income at the time the grant is made. At the time the stock becomes unrestricted, as detailed in your award letter, the value of the award will be taxed by the Company via share withholding. The value of the award is equal to the fair market value of the stock on the date of unrestriction, multiplied by the number of shares awarded. The fair market value of Ford Common Stock is the closing price at which the Company's stock is traded on the New York Stock Exchange on the date the restrictions lapse.

If quarterly dividends are paid during the restriction period, they will be reported as earnings. Alternatively, for U.S. employees, you have the option to make a "Section 83(b) Election" (as detailed in your award letter). This election requires you to include the value of this grant at the time of grant in your current earnings and pay taxes now on the value as compensation. However, future appreciation on the grant would be taxed as capital gains. Consult your tax advisor if you have questions or would like to make this election. If you choose to make this election, a written confirmation of the election and your tax payment to the Company must be provided to the Company (_____________ at _______________ by the deadline specified in your award letter.

Are there any other conditions related to the Restricted Stock?
There are several other conditions related to the Restricted Stock:

1)
You must remain an active employee for a period of six months following the date of the grant or the date specified in your grant agreement, whichever is later. If you should terminate your employment before the applicable period expires, your grant will automatically be forfeited.

2)
If your employment should terminate for any reason other than death and under the terms of the LTIP you are allowed to keep your grant, you must refrain from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any subsidiary thereof. In the event of nonfulfillment of this condition, your right to receive your Restricted Stock Award will be forfeited and cancelled.

3)	Your right to receive your Restricted Stock Award will terminate if it is determined that you have acted in a manner inimical to the best interests of the Company.

Your Restricted Stock Award is made under Ford’s Long-Term Incentive Plan and is subject to its terms and conditions.

Compensation and Executive Personnel